EXHIBIT 21

                                  SUBSIDIARIES

                           COMMUNITY BANKSHARES, INC.



Community Bank & Trust, a wholly owned subsidiary of Community
Bankshares, Inc.

Financial Supermarkets, Inc., a wholly owned subsidiary of Community Bank & Trust-Habersham

Financial Properties, Inc. , a wholly owned subsidiary of Community Bank & Trust-Habersham

Community Bank & Trust-Alabama, a wholly owned subsidiary of Community Bankshares, Inc.

Community Bank & Trust-Troup, a wholly owned subsidiary of Community Bankshares, Inc.